Exhibit 4.5

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘SECURITIES ACT’’), OR ANY STATE OR FOREIGN SECURITIES LAWS AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF HARD ROCK HOTEL, INC. (THE “COMPANY”) THAT (I) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1)(A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, OR (B) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH HEREIN.

THIS NOTE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE PAYMENT IN FULL OF THE COMPANY’S OBLIGATIONS UNDER SENIOR INDEBTEDNESS (AS DEFINED ON THE REVERSE HEREOF).

HARD ROCK HOTEL, INC.

JUNIOR SUBORDINATED NOTES

No. 1

HARD ROCK HOTEL, INC., a Nevada corporation (the “Company”, which term shall include any successor), promises to pay to Peter Morton Lifetime Trust, or its registered assigns, the principal amount of Twenty Eight Million Dollars ($28,000,000.00) on January 15, 2014 (the “Stated Maturity”), and to pay interest in cash or in kind thereon from May 30, 2003 or from the most recent date to which interest has been paid or duly provided for, semi-annually in arrears on January 15 and July 15 of each year (each, an “Interest Payment Date”), commencing on January 15, 2004, at the rate of 9 7/8% per annum with respect to interest paid in cash and, to the extent interest shall be paid in kind as provided on the reverse hereof, at the rate of 10½% per annum with respect to such portion of interest paid in kind, in either case, on any Interest Payment Date, until the principal is paid in full or made available for payment.  Anything herein to the contrary notwithstanding, if any Interest Payment Date, Stated Maturity, redemption or repurchase date, Change in Control Purchase Date, Asset Sale Offer purchase date or other date on which a payment hereon is due falls on a day that is not a Business Day, the required payment of interest, if any, and principal will be made on the next succeeding Business Day and no interest or other amount will accrue on that payment for the period from and after that Interest Payment Date, Stated Maturity, redemption or repurchase date, Change in Control Purchase Date, Asset Sale Offer purchase date or other date, as the case may be, to the date of payment on such next succeeding Business Day.  The accrued and unpaid interest, if any, so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the Holder at the close of business on the regular record date for such interest, which will be the January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (a “Regular Record Date”).  Any interest with respect to any Note which shall be payable, but shall not be punctually paid or duly provided for, on any Interest Payment Date for such Note (herein called “Defaulted Interest”) shall forthwith cease to be payable to the holder thereof on the relevant Regular Record Date by virtue of having been such holder; and such Defaulted Interest may be paid by the Company, at its election, to the holder of such Note at the close of business on a special record date (a “Special Record Date”) for the payment of such Defaulted Interest.  The Company shall fix a Special Record Date for the payment of such Defaulted Interest not more than 15 days and no less than 10 days prior to the date of the proposed payment.  The Company shall promptly cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed to the holders of such Notes at their respective addresses in the register of Notes maintained by the Company not less than 10 days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid on such payment date to the holder of such Note at the close of business on such Special Record Date

Reference is hereby made to the further provisions of this Security set forth on the reverse side of this Security, which further provisions shall for all purposes have the same effect as if set forth at this place.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be issued on the date first above written.

HARD ROCK HOTEL, INC.,

By:
Name:	Brian D. Ogaz
Title:	Senior Vice President

[REVERSE OF NOTE]

Junior Subordinated Notes

This Note is one of a duly authorized issue of Junior Subordinated Notes (the “Notes”), limited in aggregate principal amount to $50,100,000 (subject to the exceptions provided below) of HARD ROCK HOTEL, INC., a Nevada corporation (the “Company”, which term shall include any successor).

1.                                       INTEREST

Interest on the Notes may be paid in cash or in kind at the option of the Company; provided that on each Interest Payment Date, the Company shall pay interest in cash in an amount equal to the lesser of (a) 50% of the amount of interest accrued on the Notes since the most recent Interest Payment Date and (y) the amount of interest that the Company is permitted to pay in cash without causing a default under the Senior Indebtedness.  Interest on the Notes will accrue at the rate of 9 7/8% per annum for the amounts paid in cash and at the rate of 10½% per annum for amounts paid in kind, in either case, on any Interest Payment Date.* To the extent that interest is not required to be paid in cash on any Interest Payment Date and the Company does not otherwise elect to pay such interest in cash, such interest shall be deemed to have been paid in kind.  Interest on the Notes shall be paid in kind at any time that payment of such interest in cash would cause a default under the Senior Indebtedness.  The principal amount of the Notes shall be increased to reflect any payment in kind of accrued interest hereon.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.                                       SUBORDINATION

(a)                                  The Company agrees for itself and its successors, and each holder by accepting a Note agrees, that the payment of principal of, premium, interest on and any other amounts payable by the Company with respect to the Notes is subordinated in right of payment to the prior payment in full of all Obligations of the Company under the Senior Indebtedness, whether outstanding on the Issue Date or thereafter incurred.

(b)                                 Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company’s assets and liabilities, the holders of the Senior Indebtedness will be entitled to receive payment in full in cash of all Obligations due under such Senior Indebtedness before the holders of Notes will be entitled to receive any payment with

* For example, assuming that (i) the principal amount of the Notes is $50,100,000, and (ii) the portion of accrued interest on the Notes to be paid in cash for the applicable semi-annual period, is 20% (which is an amount equal to the lesser of 50% of the amount of accrued interest on the Notes since most recent Interest Payment Date and the amount of interest that is permitted to be paid by the Senior Indebtedness), the amount of interest paid in cash would be equal to $494,737.50 [50,100,000 x (0.09875/2) x 0.20], and the amount of interest paid in kind would be equal to $2,104,200.00 [50,100,000 x (0.105/2) x 0.80], which amount would be added to the principal of the Notes.

respect to the Notes, and until all Obligations with respect to the Senior Indebtedness are paid in full in cash.

(c)                                  The Company may not make any payment in cash upon or in respect of the Notes (including any payment of interest or premium in cash, but excluding any payment of interest in kind) and may not offer to repurchase the Notes (except in Capital Stock or debt securities with subordination provisions substantially consistent with those contained herein or from the trust pursuant to Legal Defeasance), if (i) a default in the payment of the principal of or interest on the Senior Indebtedness, or any other Obligation incurred under the Senior Indebtedness occurs and has not been cured or waived in writing (a “payment default”) or (ii) any other default occurs and is continuing with respect to the Senior Indebtedness that permits the holders of such Senior Indebtedness to accelerate its maturity (a “non-payment default”) and the holders of the Notes receive a notice of such default (a “Payment Blockage Notice”) from a representative of the holders of such Senior Indebtedness (each, a “Representative”) (with a copy of such notice to the Company and the other Representatives, if applicable).  The Company may and shall, to the extent required pursuant to the terms of the Notes, resume payments on the Notes (a) in the case of a payment default, upon the date on which such default is cured or waived by the applicable Representative in writing and (b) in the case of a non-payment default, the earlier of the date on which such non-payment default is cured or waived by the applicable Representative in writing and 360 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of the Senior Indebtedness has been accelerated.  Any number of Payment Blockage Notices may be given; provided, however, that: (1) not more than one Payment Blockage Notice shall be given within a period of any 720 consecutive days, and (2) no non-payment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the holders of the Notes by a Representative, and which is known to the holder(s) of the Senior Indebtedness, shall be, or be made, the basis for a subsequent Payment Blockage Notice by any Representative (unless such non-payment default shall have been cured or waived for a period of not less than 360 days).

(d)                                 A failure by the Company to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provision described above, shall not prevent the occurrence of any Event of Default under the Notes and such failure would constitute an Event of Default and would enable the holders of the Notes to accelerate the maturity thereof.

(e)                                  The holders of the Notes agree not to take any action to accelerate the principal amount of the Notes, or pursue any remedy with respect thereto, as a result of any Event of Default described in clause (iii), (iv) or (v) of Section 11(a) hereof or take any action to pursue any remedies with respect hereto if, within 15 days of receipt of the Proposed Acceleration Notice (as defined hereafter), one or more Representatives delivers a notice to the holders of the Notes requiring the holders to refrain from the declaration of such acceleration or pursuit of remedies (the “Standstill Notice”), provided that in no event shall the holders be required to standstill from taking such actions for any period longer than 360 days following the date of such Standstill Notice or such shorter period of time as shall be agreed by the Representative(s) that delivered such Standstill Notice (the “Standstill Period”).

(f)                                    Following any Event of Default under the Notes, until Obligations under the Designated Senior Indebtedness have been paid in full and the commitments under the Designated Senior Indebtedness have been terminated, and for a period of 360 days following the date upon which either or both of the Representatives gives written notice to the holders of the Notes and, thereafter, during any bankruptcy proceeding or following acceleration under the Designated Senior Indebtedness, the holders will not have the right to exercise any right of set-off.

(g)                                 As a result of the subordination and other provisions described above, in the event of a liquidation or insolvency of the Company, the holders of the Notes may recover less ratably than lenders under the Senior Indebtedness.

3.                                       OPTIONAL REDEMPTION

The Notes will not be redeemable at the Company’s option prior to January 15, 2009.  Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest hereon to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage

2009	104.938%
2010	103.292%
2011	101.646%
2012 and thereafter	100.000%

4.                                       REGULATORY REDEMPTION

If any Gaming Authority requires that a holder or beneficial owner of Notes must be licensed, qualified or found suitable under any applicable gaming law and such holder or beneficial owner fails to apply for a license, qualification or a finding of suitability within 30 days after being requested to do so by the Gaming Authority (or such lesser period that may be required by such Gaming Authority), or if such holder or such beneficial owner is not so licensed, qualified or found suitable, the Company shall have the right to require such holder or beneficial owner to dispose of such holder’s or beneficial owner’s Notes within 10 days of receipt of such notice of such finding by such Gaming Authority or such other date as may be ordered by such Gaming Authority.  The holder of Notes or beneficial owner applying for a license, qualification or a finding of suitability must pay all costs of the licensure and investigation for such qualification or finding of suitability.  The Company is not required to pay or reimburse any holder of the Notes or beneficial owner who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability.  Such expense will, therefore, be the obligation of such holder or beneficial owner.

5.                                       SELECTION AND NOTICE

If the Notes are to be redeemed or repurchased in part in an offer to purchase at any time, selection of Notes for redemption or repurchase will be made on a pro rata basis; provided that no Notes of $1,000 or less shall be redeemed or repurchased in part.  Notices of redemption or repurchase shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date or repurchase date to each holder of Notes to be redeemed or repurchased at its registered address.  If the Notes are to be redeemed or repurchased in part only, the notice of redemption or repurchase shall state the portion of the principal amount to be redeemed or repurchased.  A new Note in principal amount equal to the unredeemed or unrepurchased portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.  If, on or before the redemption or repurchase date, the Company shall duly provide for the payment of the redemption or repurchase price on all Notes called for redemption or repurchase, then, on and after the redemption or repurchase date, interest shall cease to accrue on the Notes (or portions thereof) called for redemption or repurchase.

6.                                       MANDATORY REDEMPTION

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.                                       REPURCHASE AT THE OPTION OF HOLDER UPON CHANGE OF CONTROL

(a)                                  Upon the occurrence of a Change of Control, the Company will, following the payment in full of all Obligations under the New Credit Facility, the consummation of a Change of Control offer with respect to the Second Lien Notes (and the purchase of all Second Lien Notes tendered in such offer) and the payment of any other Senior Indebtedness the terms of which require repayment upon consummation of a Change of Control, pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount plus accrued and unpaid interest hereon to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to the holders describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required herein and described in such notice.  In the event that the Change of Control Offer constitutes an “issuer tender offer,” the Company will comply with all federal securities laws and regulations to the extent such laws and regulations are then applicable.

(b)                                 On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment the Notes or portions thereof properly tendered pursuant to the Change of Control Offer and (2) mail to the holders the Change of Control Payment.  The Company will promptly issue and mail to the holders a new Note equal in principal amount to the unrepurchased portion of the Notes, if any; provided that such new Note will be in a principal amount of $1,000 or an integral multiple thereof.  The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)                                  If the payment date in connection with a Change of Control Offer hereunder is on or after an interest payment record date and on or before the associated interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and such interest will not be payable to the holders who tendered Notes pursuant to such Change of Control Offer.

(d)                                 Except as described above with respect to a Change of Control, the holders of the Notes shall not be entitled to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

(e)                                  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Notes applicable to a Change of Control Offer made by the Company and purchases the Notes validly tendered and not withdrawn under such Change of Control Offer.

8.                                       ASSET SALES

(a)                                  The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

(b)                                 Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary shall apply such Net Proceeds first to permanently reduce in full all Indebtedness outstanding under the New Credit Facility (and to correspondingly permanently reduce commitments with respect thereto in the case of revolving borrowings) and second, to the extent that Net Proceeds remain following such application, to make an asset sale offer pursuant to the terms of the Second Lien Notes and purchase the Second Lien Notes tendered in such offer and to permanently reduce any other Senior Indebtedness if required by the terms thereof (and permanently reduce commitments with respect thereto).  Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under the Senior Indebtedness or invest such Net Proceeds in any manner that is not prohibited by the terms of the Notes.  Any Net Proceeds existing subsequent to the reduction in full of all Indebtedness under the New Credit Facility, the consummation of the asset sale offer pursuant to the terms of the Second Lien Notes and the reduction of other Senior Indebtedness, as provided in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer to the holders of the Notes (an “Asset Sale Offer”) to purchase the maximum principal amount of the Notes that it would be permitted to repurchase pursuant to the terms of the then outstanding Senior Indebtedness and that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the date of purchase.  To the extent that the aggregate amount of the Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes.  If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Notes shall be purchased on a pro rata basis.  Upon the commencement of an Asset Sale Offer, the Company will mail a notice to the holders of the Notes offering to repurchase the Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required herein and described in such notice.  Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.  In the event that an Asset Sale Offer constitutes an “issuer tender offer,” the Company will comply with all federal securities laws and regulations to the extent such laws and regulations are then applicable.

(c)                                  If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment record date and on or before the associated interest payment date, any accrued and unpaid interest will be paid to the person in whose name a Note is registered at the close of business on such record date, and such interest will not be payable to holders who tender Notes pursuant to such Asset Sale Offer.

9.                                       CERTAIN COVENANTS

(a)                                  Restricted Payments.  Except as otherwise provided below, the Company will not directly or indirectly:  (i) declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests including, without limitation, any dividend or distribution in connection with any merger or consolidation involving the Company, or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidated involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company, (iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a scheduled repayment of principal or a payment of principal at Stated Maturity, or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)                                  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)                                  the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 9(b) hereof; and

(3)                                  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii) of the following paragraph), is less than the sum (without duplication) of (i) 75% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (the “Reference Period”) (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the Issue Date of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary of the Company), plus (iii) 100% of the aggregate net cash proceeds received by the Company as an equity contribution from a holder or holders of Equity Interests of the Company (other than Disqualified Stock), plus (iv) to the extent that any Restricted Investment that was made after the Issue Date is sold or otherwise liquidated or repaid, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (v) the amount resulting from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, such amount not to exceed the amount of Investments made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary since the Issue Date that was treated as a Restricted Payment under the Notes, plus (vi) to the extent not otherwise included in Consolidated Net Income, the amount of the net reduction in Investments in Unrestricted Subsidiaries resulting from the payment of cash dividends received by the Company or any Restricted Subsidiary of the Company from such Unrestricted Subsidiaries.

The foregoing provisions will not prohibit:

(i)                                     the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Notes;

(ii)                                  the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (a)(ii) and (iii) of the preceding paragraph;

(iii)                               the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness in exchange for or with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Equity Interests in the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such defeasance, redemption, repurchase or other acquisition shall be excluded from clause (a)(ii) and (iii) of the preceding paragraph;

(iv)                              the redemption or repurchase of any Capital Stock or Indebtedness of the Company or any of its Subsidiaries (other than any Capital Stock or Indebtedness that is held or beneficially owned by any Permitted Holder) required by the Regulatory Redemption provisions of the Notes (or any substantially comparable provision governing other Indebtedness), or by any Governmental Authority or by the Board of Directors if, in any such case, the ownership of such Capital Stock or Indebtedness by the holder thereof will preclude, interfere with, threaten or delay the issuance, maintenance, existence or reinstatement of any gaming or liquor license, permit or approval, or result in the imposition or burdensome terms or conditions on such license, permit or approval;

(v)                                 so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of dividends to holders of any such class or series of Disqualified Stock of the Company issued following the Issue Date in accordance with Section 9(b) hereof;

(vi)                              repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(vii)                           the one-time payment on or about the Issue Date of $15 million of accrued and unpaid dividends to holders of shares of the Company’s outstanding preferred stock; and

(viii)                        so long as no Default or Event of Default has occurred and is continuing, the making of Restricted Payments that, when aggregated with all other Restricted Payments made following the Issue Date pursuant to this clause (viii), does not exceed $15.0 million.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation is permitted by this covenant and otherwise would not cause a Default.  For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant.  All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment.  The fair market value of any non-cash Restricted Payment shall be based on the good faith determination of the Board of Directors.

(b)                                 Incurrence of Indebtedness and Issuance of Disqualified Stock.  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) and that the Company will not, and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue preferred stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Acquired Indebtedness, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 1.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)                                     Indebtedness of the Company under the Designated Senior Indebtedness with respect thereto in an aggregate principal amount outstanding at any time not to exceed the sum of (1) $40.0 million, (2) the difference between (A) $25.0 million less (B) the amount of then outstanding FF&E Financing incurred pursuant to clause (iv) below, less the aggregate amount of all proceeds from all Asset Sales that have been applied since the Issue Date to permanently reduce the outstanding amount of such Indebtedness pursuant to Section, (3) interest, fees, expenses, obligations owed pursuant to any Hedging Obligations incurred with respect to the New Credit Facility and related costs, and (4) $200.0 million with respect to the Second Lien Notes;

(ii)                                  the incurrence by the Company of Existing Indebtedness;

(iii)                               the incurrence by the Company of Indebtedness represented by the Notes, including any Notes issued to pay interest accrued on the Notes;

(iv)                              the incurrence by the Company or its Restricted Subsidiaries of FF&E Financing in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

(v)                                 the incurrence by the Company or its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred pursuant to the first paragraph of this Section 9(b) and subsections (i) and (iii) above;

(vi)                              the incurrence by the Company or its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and its Restricted Subsidiaries, provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or its Restricted Subsidiaries and (B) any sale or other transfer of any such Indebtedness to a Person that is not the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary;

(vii)                           the incurrence by the Company or its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing, managing or hedging interest rate risk with respect to any fixed, floating or variable rate Indebtedness or for the purpose of protecting against fluctuation in interest rates or the value of foreign currencies purchased or received, in each case in respect of Indebtedness that is permitted by the terms of the Notes to be outstanding; provided, however, that in the case of Hedging Obligations that are incurred for the purpose of fixing, managing or hedging interest rate risks with respect to Indebtedness, the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates and in the case of Hedging Obligations incurred for the purpose of protecting against fluctuations in interest rates or the value of foreign currencies purchased or received, such Hedging Obligations do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(viii)                        Indebtedness incurred solely in respect of performance, surety and similar bonds or completion guarantees, to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money to others;

(ix)                                Indebtedness arising in the ordinary course of business out of workers compensation claims, self insurance obligations and standby letters of credit covering workers compensation, performance or similar obligations, all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company’s industry;

(x)                                   any guarantee of the Company of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Notes;

(xi)                                the incurrence by the Company of Indebtedness represented by the Notes and the accrued and unpaid interest thereon; and

(xii)                             the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xii) above or is entitled to be incurred pursuant to the first paragraph of this Section 9(b), the Company shall, in its sole discretion, classify and reclassify such item of Indebtedness in any manner that complies with this Section 9(b) and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph of this Section 9(b).  Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

(c)                                  Liens.  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness that is pari passu or subordinate in right of payment to the Notes, on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless:

(i)                                     in the case of any Lien securing Indebtedness that is pari passu in right of payment with the Notes, the Notes are secured by a lien on such property, asset or proceeds that is senior in priority to or pari passu with such Lien; and

(ii)                                  in the case of any Lien securing Indebtedness that is subordinate in right of payment to the Notes, the Notes are by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

(d)                                 Dividend and Other Payment Restrictions Affecting Subsidiaries.  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)                                     (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries,

(ii)                                  make loans or advances to the Company or any of its Restricted Subsidiaries or

(iii)                               transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

The provisions of the first paragraph of this covenant will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Issue Date, (b) the Senior Indebtedness as in effect as on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive (as determined by the Board of Directors in good faith) with respect to such dividend and other payment restrictions than those contained in the Senior Indebtedness as in effect on the Issue Date, (c) the Notes, (d) applicable law, rules or regulations, or any order or ruling by a Governmental Authority or a Gaming Authority, (e) any instrument of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (but not created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Notes to be incurred, (f) customary non-assignment provisions in leases, licenses, encumbrances, contracts or similar agreements entered into or acquired in the ordinary course of business, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) on the property so acquired, (h) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; and (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive (as determined by the Board of Directors in good faith) than those contained in the agreements governing the Indebtedness being refinanced.

(e)                                  Merger, Consolidation or Sale of Assets.  The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, and the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes.

(f)                                    Transactions With Affiliates.  The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or Investment in, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”) unless such Affiliate Transaction is on terms that are no less favorable (as determined by the Board of Directors in good faith) to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, and such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.

The foregoing provisions will not apply to the following:

(i)                                     any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(ii)                                  transactions between or among the Company and/or its Restricted Subsidiaries;

(iii)                               Restricted Payments that are permitted by the provisions of the Notes;

(iv)                              (A) if no Default or Event of Default shall have occurred and be continuing, the payment of a fee to Peter A. Morton in connection with the rendering of services to or on behalf of the Company pursuant to the Supervisory Agreement and (B) the reimbursement of expenses (including, without limitation, allocated salaries and overhead) incurred by entities controlled by Peter A. Morton in providing support and travel services to the Company and its Restricted Subsidiaries in the ordinary course of business, consistent with past practice;

(v)                                 the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any Restricted Subsidiary;

(vi)                              loans to employees in the ordinary course of business of the Company; provided that any such loan in excess of $200,000 must be approved by a majority of the disinterested members of the Board of Directors;

(vii)                           any agreement in effect as of the Issue Date or any amendment to such agreement (so long as such amendment is no less favorable to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(viii)                        the Subordination Agreements;

(ix)                                additional investments in the Company by Peter A. Morton or his Affiliates, including, without limitation, the exchange of the Company’s outstanding preferred stock beneficially owned by Peter A. Morton for the Notes pursuant to the Exchange Agreement;

(x)                                   any payments to holders of Notes in accordance with the terms hereof; and

(xi)                                any agreement entered into following the Issue Date and relating to sublicense of the right to use the “Hard Rock Hotel” trademark.

10.                                 PAYMENTS FOR CONSENT

Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to the holders of the Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

11.                                 EVENTS OF DEFAULT AND REMEDIES

(a)                                  Each of the following shall constitute an Event of Default; (i) default for 60 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries for 75 days after notice by the holder of at least 25% of Notes then outstanding to comply with any of its agreements in the Notes; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the dated hereof, which default (a) is caused by a failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of such Indebtedness (a “Payment Default”) or (b) results in the acceleration of such Indebtedness, prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; (v) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days (net of applicable insurance coverage which is acknowledged in writing by the insurer); (vi) the loss of the legal right to operate any Casino by the Company or any of its Restricted Subsidiaries resulting in a cessation of operations for a period of more than 360 days; (vii) the Company or any Significant Subsidiary, pursuant to or under or within the meaning of any Bankruptcy Law (1) commences a voluntary case or proceeding, (2) consents to the entry of any order for relief against it in an involuntary case or proceeding or to the commencement of any case against it, (3) consents to the appointment of a Custodian of it or for any substantial part of its property, (4) makes a general assignment for the benefit of its creditors, (5) files a petition in bankruptcy or answer or consent seeking reorganization or relief, or (6) consents to the filing of such petition or the appointment of or taking possession by a Custodian; and (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (1) is for relief against the Company or any Significant Subsidiary, in an involuntary case or proceeding, or adjudicates the Company or any

Significant Subsidiary insolvent or bankrupt, (2) appoints a Custodian of the Company or any Significant Subsidiary, or for any substantial part of its property, or (3) orders the winding up or liquidation of the Company or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days.

(b)                                 If any Event of Default described in clause (i), (ii) or (vi) in the preceding paragraph occurs and is continuing, the holder of at least 25% in principal amount of the then outstanding Notes may declare the Notes to be due and payable immediately.  If any Event of Default described in clause (iii), (iv) or (v) occurs and is continuing, then no later than 15 days prior to the proposed date of declaration of any acceleration of the principal amount of the Notes (the “Acceleration Date”), the holder of not less than 25% of the Notes shall deliver a notice (the “Proposed Acceleration Notice”) of such Event of Default to the trustee with respect to the Second Lien Notes and the administrative agent under the New Credit Facility.  Upon the earliest of (a) the Acceleration Date, if no Standstill Notice is received prior to the Acceleration Date, (b) the expiration of the Standstill Period and (c) 60 days following acceleration of the Designated Senior Indebtedness, the holder of at least 25% in aggregate principal amount of the outstanding Notes may declare the Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default specified in clauses (vii) and (viii) of the preceding paragraph, with respect to the Company, the Notes will become due and payable without further action or notice.  The holders of the Notes may not enforce the Notes except as provided herein.

(c)                                  The holder of a majority in aggregate principal amount of the Notes then outstanding may on behalf of the holders of the Notes waive any existing Default or Event of Default and its consequences under the Notes except a continuing Default or Event of Default in the payment of interest, premium, if any, on, or the principal of, the Notes.

12.                                 NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, or for any claim based on, in respect of, or by reason of, such obligations or its creation.  Each holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

13.                                 LEGAL DEFEASANCE AND COVENANT DEFEASANCE

(a)                                  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes (“Legal Defeasance”) except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due from the trust referred to below, (ii) the Company’s obligations with respect to the Notes concerning issuing a temporary Note, registration of a Note, a mutilated, destroyed, lost or stolen Note and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Company’s obligations in connection herewith and (iv) the Legal Defeasance provisions of the Notes.  In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Notes (“Covenant Defeasance”) and, thereafter, any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes.  In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

(b)                                 In order to exercise either Legal Defeasance or Covenant Defeasance,

(i)                                     the Company must irrevocably deposit, in trust, for the benefit of the holders of the Notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the Stated Maturity or on the applicable redemption or repurchase date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption or repurchase date;

(ii)                                  in the case of Legal Defeasance, the Company shall have received an opinion of counsel in the United States reasonably acceptable confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)                               in the case of Covenant Defeasance, the Company shall have received an opinion of counsel in the United States confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)                              no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(v)                                 such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Notes) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(vi)                              the Company must have received an opinion of counsel to the effect that after the 91st day following the deposit, assuming that no holder of Notes is an insider of the Company (as “insider” is defined in Bankruptcy Code Section 101), the cash or securities so deposited will not be subject to avoidance and recovery under Bankruptcy Code Sections 547 and 550;

(vii)                           the deposit was not made by the Company with the intent to defeat, hinder, delay or defraud creditors of the Company; and

(viii)                        the Company must have received an opinion of counsel, stating that all conditions precedent provided for in the Notes relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

14.                                 AMENDMENT, SUPPLEMENT AND WAIVER

(a)                                  Except as provided in the next two succeeding paragraphs, the Notes may be amended or supplemented with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Notes may be waived with the consent of the holder of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes); provided that the Notes shall not be amended in any way that adversely affects the holders of Senior Indebtedness.

(b)                                 Without the consent of each holder, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):  (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption price of the Notes, (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Notes relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, on the Notes (except as otherwise provided hereunder), or (vii) make any change in the foregoing amendment and waiver provisions.

(c)                                  Notwithstanding the foregoing, without the consent of the holders of the Notes, the Company may amend or supplement the Notes to cure any ambiguity, defect or inconsistency, to provide for the assumption of the Company’s obligations to the holders of the Notes in the case of a merger or consolidation, or to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights of the holders of the Notes.

15.                                 TRANSFER AND EXCHANGE

Upon request by a holder of Notes and such holder’s compliance with the provisions under this Section 15, the Company shall register the transfer or exchange of Notes.  Prior to such registration of transfer or exchange, the requesting holder shall present on surrender to the Company the Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Company duly executed by the requesting holder or by its attorney, duly authorized in writing.  In addition, the requesting holder shall provide any additional certifications, documents and information, as applicable, pursuant to the provisions of this Section 15.

The Notes may be transferred to and registered in the name of Persons who take delivery thereof if the Company receives a certificate in the form of Exhibit A hereto, including the certifications required thereunder.

16.                                 CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the Notes.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

“Asset Sale” means (i) the voluntary sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Notes, and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions that have a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million or for net cash proceeds in excess of $1.0 million.  Notwithstanding the foregoing:  (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (iii) a permitted Restricted Payment; (iv) a disposition of cash or Cash Equivalents; (v) a disposition of either obsolete equipment or equipment that is damaged, worn out or otherwise no longer useful in the business; (vi) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; (vii) any sale and leaseback of an asset within 90 days after the completion of construction or acquisition of such asset; and (viii) any surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims of any kind or a grant of any Lien not prohibited by the Notes shall not be considered an Asset Sale.

“Bankruptcy Law” means Title 11, United States Code, or any similar Federal or State law for the relief of debtors.

“Board of Directors” means the board of directors of the Company or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the secretary, an assistant secretary or director of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:

(a)                                  Government Securities due within one year after the date of the making of the Investment;

(b)                                 readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. (“Moody’s”) or AA by Standard & Poor’s Ratings Group (“S&P”), in each case due within one year from the making of the Investment;

(c)                                  certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, any lender under the New Credit Facility or any bank incorporated under the laws of the United States of America, any state thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, in each case due within one year after the date of the making of the Investment;

(d)                                 certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, in each case due within one year after the date of the making of the Investment; and

(e)                                  readily marketable commercial paper of corporations doing business in and incorporated under the laws of the United States of America or any state thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such Investment a credit rating of at least P-1 by Moody’s or A-1 by S&P, in each case due within 90 days after the date of the making of the Investment.

“Casino” means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship and equipment.

“Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than to the Permitted Holders, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) prior to the first Equity Offering, the Permitted Holders cease to be the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of a majority of the Voting Stock of the Company (as measured by voting power rather than number of shares), (iv) after the first Equity Offering, (A) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Permitted Holders, becomes the “beneficial owner” (as defined above), directly or indirectly, of 35% or more of the Voting Stock of the Company (measured by voting power rather than number of shares) and (B) the Permitted Holders “beneficially own” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Company (measured by voting power rather than number of shares) than such other person, (v) after the first Equity Offering, Continuing Directors cease to constitute a majority of the members of the board of directors of the Company, or (vi) the Company consolidates with, or merges with or into, any Person, other than the Permitted Holders, or any Person, other than the Permitted Holders, consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee person (immediately after giving effect to such issuance).

“Consolidated Cash Flow” means, with respect to any Person for any period, the sum of, without duplication, the Consolidated Net Income of such Person for such period plus (i) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (ii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, amortization of deferred financing fees, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iii) consolidated depreciation, amortization and other non-cash charges of the Person and its Subsidiaries required to be reflected as expenses on the books and records of the Person, minus (iv) cash payments with respect to any non-cash charges previously added back pursuant to clause (iii), plus (v) preopening costs that are required by GAAP to be charged as an expense prior to or upon opening, to the extent that such preopening costs were deducted in computing such Consolidated Net Income.  Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior government approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, and (v) all other extraordinary gains and extraordinary losses shall be excluded.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who (i) was a member of such board of directors on the Issue Date or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Senior Indebtedness” means Indebtedness incurred under the New Credit Facility and the Second Lien Notes.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holders thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the Notes.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any bona fide underwritten public offering of common stock by the Company other than (i) issuances of Disqualified Stock, (ii) issuances in payment of or to finance the purchase price of an acquisition or (iii) issuances of common stock pursuant to employee benefit plans of the Company or otherwise as compensation to employees of the Company.

“Exchange Agreement” means the Exchange Agreement, dated the Issue Date, among the Company, Peter A. Morton and Desert Rock, Inc., relating to the exchange of all of the Company’s outstanding preferred stock for the Notes.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility and the Second Lien Notes) in existence on the Issue Date, until such amounts are repaid.

“Existing Notes” means the Company’s 9¼% Senior Subordinated Notes due 2005 outstanding immediately following the issuance of the Notes and the application of the net proceeds therefrom.

“FF&E Financing” means Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price, lease or cost of construction or improvement of property, plant or equipment (including without limitation, slot machines and other gaming equipment) used in a Permitted Business.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period and in the case of revolving credit borrowings, the Fixed Charge Coverage Ratio shall be computed based on the average daily balance of such Indebtedness during the applicable reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date, and (iv) in the case of Indebtedness bearing interest at a floating rate which is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs (other than amortization of debt issuance costs related to the Notes and the New Credit Facility) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or banker’s acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accounts and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Gaming Authority” means any Governmental Authority with the power to regulate gaming in any Gaming Jurisdiction, and the corresponding Governmental Authorities with the responsibility to interpret and enforce the laws and regulations applicable to gaming in any Gaming Jurisdiction.

“Gaming Jurisdiction” means any Federal, state or local jurisdiction in which any entity, in which the Company has a direct or indirect beneficial, legal or voting interest, conducts casino gaming, now or in the future.

“Gaming Law” means any law, rule, regulation or ordinance governing gaming activities (including, without limitation, The Riverboat Gambling Act of Illinois, The Louisiana Riverboat Economic Development and Gaming Control Act, the Missouri Riverboat Gaming Act (Mo. Rev. Stat. Section 313.800 et seq.) and the Nevada Gaming Control Act (Nev. Rev. Stat. Section 463.010 et seq.), in each case including all amendments or modifications thereof), any administrative rules or regulations promulgated thereunder, and any of the corresponding statutes, rules and regulations in each Gaming Jurisdiction.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America, or (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Governmental Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, any province or any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof, and any maritime authority.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Hedging Obligations” means with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements with respect to Indebtedness that is permitted by the terms of the Notes and (ii) other agreements or arrangements designed to protect such Person against fluctuation in interest rates or the value of foreign currencies purchased or received by such Person in the ordinary course of business.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, or (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or reimbursement agreements in respect thereof (other than letters of credit securing obligations not constituting Indebtedness that are issued in the ordinary course of business by a Person to the extent not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit) or bankers’ acceptances, or (iii) representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, or (iv) representing any Hedging Obligations, in each case if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person; provided that for purposes of clarity, trade accounts payable arising in the ordinary course of business shall not constitute Indebtedness.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or such other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of.

“Issue Date” means May 30, 2003.

“Laws” means, collectively, all federal, state and local statutes, rules, regulations, ordinances, codes and administrative or judicial precedents, or other matters having the force of law and binding upon the parties hereto.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries (including any losses or charges resulting from the redemption or repurchase of the Existing Notes and the extinguishment of Indebtedness under that certain credit agreement dated as of March 23, 1998 by and among the Company, Bank of America, N.A. and the other lenders named therein) and (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“New Credit Facility” means that certain credit agreement, dated as of May 30, 2003, by and among the Company and Bank of America N.A., as administrative agent, and the lenders parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, extended, restated or refinanced from time to time, whether by the same or any other agent, lender or group of lenders; provided that the total amount of Indebtedness is not thereby increased beyond the amount that may then be incurred at such time pursuant to Section 9(b) hereof.

“Non-Recourse Debt” means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), as reflected in the express terms of the instrument governing such Indebtedness, or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Obligations” means any principal, interest, penalties, fees indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means the gaming business and other businesses necessary for, incident to, connected with or arising out of the gaming business (including developing and operating lodging, dining and nightclub facilities, sports or entertainment facilities, transportation services, retail operations and other related activities or enterprises and any additions or improvements thereto) or any business that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, in each case without regard  to the geographic location of such business.

“Permitted Holders” means Peter A. Morton and any of his Related Parties.

“Permitted Liens” means (i) Liens on assets of the Company and any Subsidiary of the Company created by the Senior Indebtedness; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory or regulatory obligations, leases, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure FF&E Financing permitted by clause (iv) of the second paragraph of Section 9(b) covering only the assets acquired with such Indebtedness; (vii) Liens existing on the Issue Date; (viii) Liens securing Hedging Obligations with respect to Indebtedness incurred under the New Credit Facility, provided that the counterparties with respect to such Hedging Obligations are the lenders under the New Credit Facility; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (x) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $15.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary, each as determined by the Board of Directors in good faith; (xi) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; (xii) Liens of carriers, warehousemen, mechanics, landlords, materialmen, repairmen and for crew wages or salvage or other like Liens arising by operation of law in the ordinary course of business and consistent with industry practices and Liens on deposits made to obtain the release of such Liens if (A) the underlying obligations are not overdue for a period of more than 60 days or (B) such Liens are being contested in good faith and by appropriate proceedings by the Company or its Subsidiary and adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP; (xiii) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or its Subsidiary) or interfere with the ordinary conduct of the business of the Company or such Subsidiary; provided, however, that any such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit; (xiv) customary Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security legislation; (xv) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (xvi) leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary; (xvii) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business; (xviii) a Lien on the funds or securities deposited under the Notes for the purpose of defeasing or redeeming the Notes on or prior to the maturity date to the extent permitted or required by the Notes; and (xix) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness of the Company or any of its Restricted Subsidiaries; provided that:(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith including premiums paid, if any, to the holders thereof); (ii) such Permitted Refinancing Indebtedness has a final maturity date at or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Related Party” with respect to any Person, means (a) any Affiliate, or spouse or immediate family member (in the case of an individual) of such Person, or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority interest of which consist of such Person and/or such other Person referred to in the immediately preceding clause (a), or (c) any trustee, executor or receiver appointed to manage or administer the assets of a Person who is an individual following the death of such individual.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Second Lien Notes” means the Company’s 8 7/8% Second Lien Notes due 2013, including any related guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, extended, restated or refinanced from time to time; provided that the total amount of Indebtedness is not thereby increased beyond the amount that may then be incurred at such time pursuant to Section 9(b) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Senior Indebtedness” means Indebtedness of the Company arising under the New Credit Facility or the Second Lien Notes or that, by the terms of the instrument creating or evidencing such Indebtedness, is expressly designated Senior Indebtedness and made senior in right of payment to the Notes.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means all Indebtedness of the Company that is expressly subordinated in right of payment to the Notes.

“Subordination Agreements” means the Subordination Agreements, dated the Issue Date, between the Company and Peter A. Morton, relating to the subordination of the fees payable under the Supervisory Agreement.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Supervisory Agreement” means the Amended and Restated Supervisory Agreement dated as of October 21, 1997 between the Company and Peter A. Morton providing for the payment by the Company of a management fee to Peter A. Morton in connection with the rendering of management services to or on behalf of the Company, which obligation of the Company to pay such management fee will be subordinated to the prior payment in full of all obligations with respect to the Notes pursuant to the Subordination Agreement and which obligation is otherwise in lieu of the payment of any other compensation to Peter A. Morton in respect of services rendered to the Company.

“Unrestricted Subsidiary” means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced by filing a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted pursuant to Section 9(a) hereof.  If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing conditions as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Notes and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 9(b) hereof, the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted pursuant to Section 9(b) hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life To Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

17.                                 GOVERNING LAW

This Note shall be governed by and construed in accordance with the laws of the State of New York.

18.                                 ABBREVIATIONS

Customary abbreviations may be used in the name of a holder or an assignee, such as TEN COM (=tenants in common), TENANT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges have been made with respect to this Note:

Date of Exchange	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal Amount of this Note following such decrease (or increase)	Signature of authorized signatory of the Company

ASSIGNMENT FORM

To assign this Note, fill in the form below:

For value received, I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax ID no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                 attorney to transfer this Note on the books of the Company.  The attorney may substitute another to act for him.

Your Signature:

Date:

(Sign exactly as your name appears on the  other side of this Note.  Your signature must correspond with the name as it appears on the face of this Note in every particular, without any change whatever.)

Signature Guaranteed

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

EXHIBIT A

TRANSFER CERTIFICATE

Hard Rock Hotel, Inc.
4455 Paradise Road
Las Vegas, Nevada  89109

Re:                               Junior Subordinated Notes (the “Notes”)

This certificate relates to $                   principal amount of Notes owned in certificated form by                       (the “Transferor”).

The Transferor has requested the Company to exchange or register the transfer of such Notes.

In connection with such request and in respect of each such Note, the Transferor does hereby certify that the Transferor is familiar with transfer restrictions relating to the Notes as provided in the legend set forth on the Notes, and further certifies that the transfer of each such Note is being made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (check applicable box) or the transfer or exchange, as the case may be, of such Security does not require registration under the Securities Act because (check applicable box):

☐	Such Note is being transferred to the Company;

☐

Such Note is being transferred pursuant to and in compliance with an exemption from the registration requirements under the Securities Act provided by, and in accordance with, Rule 144 (or any successor provision thereto) (“Rule 144”) under the Securities Act, if available; or

☐	Such Note is being transferred pursuant to an effective registration statement under the Securities Act.

DATE:	Insert Name of Transferor

Signature(s) of Transferor
Title:

(If the registered owner is a corporation, partnership, other entity or fiduciary, the title of the person signing on behalf of such registered owner must be stated.)

Signature Guaranteed

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory